EXHIBIT 12.1

NTL INCORPORATED

                                                                      YEAR ENDED DECEMBER 31
                                           ----------------------------------------------------------------------------
                                               1999            1998            1997            1996            1995
                                           -------------   -------------   -------------   -------------   ------------
Fixed charges:
  Interest..............................   $ 722,538,000   $ 356,575,000   $ 209,340,000   $ 147,326,000   $ 40,562,000
  Amortization of debt expense..........      17,120,000      10,227,000       7,831,000       8,873,000      1,424,000
  Interest portion of rental expense....      12,226,000       9,785,000       6,016,000       4,957,000        647,000
                                           -------------   -------------   -------------   -------------   ------------
  Fixed charges.........................     751,884,000     376,587,000     223,187,000     161,156,000     42,633,000
  Preferred stock dividend
    requirement.........................      73,709,000      18,761,000      11,978,000              --             --
                                           -------------   -------------   -------------   -------------   ------------
Combined fixed charges and preferred
  stock dividend........................   $ 825,593,000   $ 395,348,000   $ 235,165,000   $ 161,156,000   $ 42,633,000
                                           =============   =============   =============   =============   ============
Earnings:
  (Loss) from operations................   $(771,064,000)  $(537,943,000)  $(348,648,000)  $(246,801,000)  $(93,262,000)
  Fixed charges.........................     751,884,000     376,587,000     223,187,000     161,156,000     42,633,000
  Less: Capitalized interest............     (41,810,000)    (27,760,000)     (6,770,000)    (10,294,000)   (12,183,000)
                                           -------------   -------------   -------------   -------------   ------------
                                           $ (60,990,000)  $(189,116,000)  $(132,231,000)  $ (95,939,000)  $(62,812,000)
                                           =============   =============   =============   =============   ============
Ratio of Earnings to Fixed Charges(1)...              --              --              --              --             --

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The ratio of earnings to fixed charges and combined fixed charges and preferred stock dividends is not meaningful for the periods that result in a deficit.

(1) For the years ended December 31, 1999, 1998, 1997, 1996 and 1995, the deficit of earnings to fixed charges was $812,874,000, $565,703,000, $355,418,000, $257,095,000 and $105,445,000, respectively. For the years ended December 31, 1999, 1998 and 1997, the deficit of earnings to combined fixed charges and preferred stock dividends was $886,583,000, $584,464,000 and $367,396,000, respectively.